Exhibit 14   Code of Ethics



                     NORTHERN EMPIRE BANCSHARES
                               and
                      SONOMA NATIONAL BANK

                           FINANCIAL
                        CODE OF ETHICS

                   FOR SENIOR FINANCIAL OFFICERS
                       FEBRUARY, 2004


I.   INTRODUCTION

Northern Empire Bancshares (the "Corporation") has adopted this
Code of Ethics for the Chief Executive Officer(s), Chief Financial Officer(s), and the Audit/Risk Manager who shall collectively be Referred to herein as "Senior Financial Officers" of the Corporation and its subsidiary, Sonoma National Bank ("Bank") to promote honest and ethical conduct and ensure the integrity of financial reporting and transactions. Corporation and Bank shall collectively be referred to herein as "Company".

The Company's "Standard of Conduct Policy" sets forth the Company's fundamental policies, principles and procedures. You are bound by the standards and requirements set forth in the Standard of Conduct Policy as well as the standards and requirements set forth in this Code.

   A.  BUSINESS ETHICS AND CONFLICTS OF INTEREST

       Your leadership responsibilities include creating a business culture of high ethical standards and an unwavering commitment to compliance with all laws, rules and regulations. You must act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships. You are prohibited from exploiting your position or relationship with the Company for personal gain. The following are some illustrative examples:

           You or a member of your family has more than a modest ownership or financial interest in the Company's competitors clients or vendors;

           You or a member of your family use nonpublic Company, client or vendor information for personal gain;

           You cause the Company to engage in business transactions with family or friends; or

           You compete, or prepare to compete, with the Company while still employed by the Company.


           The Standards of Conduct Policy section entitled "Conflicts of Interest" provides more complete guidelines on conflicts of interest and is incorporated herein by reference.

           If you have any questions with regard to what constitutes a conflict of interest, you should discuss the matter with the Board of Directors and the Bank's legal council if necessary.

   B.  ACCURATE PERIODIC REPORTS

       You are responsible for assuring full, fair, accurate, timely and understandable disclosure of relevant financial information to shareholders and investors. In particular, you are responsible for assuring that the Company complies with Securities and Exchange Commission rules governing disclosure of financial information and for assuring that press releases and communications with investors and securities analysts are fair and accurate. You should:

           establish and maintain internal controls and procedures and disclosure controls and procedures designed to assure that financial information is recorded, processed and transmitted to those responsible for preparing periodic reports and other public communications containing financial information so that they are complete, accurate, and timely;

           carefully review each periodic report for accuracy and completeness before it is filed with the Securities and Exchange Commission and carefully review each public
           Communication containing financial information before it is released;

           maintain books, accounts and records according to generally accepted accounting principles, using enough detail to accurately and fairly reflect Company transactions; and

           promptly disclose to your superiors, and if necessary to the Audit Committee, any material weaknesses in, or concerns regarding, the Company's disclosure controls or internal controls;
           preserve any records according to retention guidelines. Under no circumstances shall any records pertaining to any pending law suit, or investigation, or bankruptcy file be removed, concealed, or destroyed;

           refrain from any action to fraudulently influence, coerce, manipulate, or mislead any independent accountant engaged in an audit of financial statements of the Company.


   C.  COMPLIANCE WITH APPLICABLE LAWS AND COOPERATION WITH
       INVESTIGATIONS AND INQUIRIES

       You are expected to comply with all applicable laws, rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

       You are to cooperate with legitimate investigations; and to provide requested information promptly and honestly. The concealment of pertinent information is prohibited.

   D.  REPORTING MISCONDUCT
       If you become aware or suspect that the Company or any Senior Financial Officer subject to this Code is violating any law or this Code, you have a duty to promptly report such violation to the Audit Committee of Northern Empire Bancshares, in care of:

                Mr. William E. Geary, Audit Committee Member
                37 Old Courthouse Square
                Santa Rosa, CA  95404

       All reports will be dealt with confidentially. Neither the Company nor any of its employees shall take retaliatory action against any person for making a good faith report.

   E.  WAIVERS OF THIS CODE

       The Board of Directors of the Company shall consider any request for a waiver of the provisions and policies of this Code for any employee subject to this Code. Any such waiver must be promptly disclosed to the Company's shareholders, along with the reasons for such waiver, as required by applicable law and the rules and regulations.

   F.  ENFORCEMENT OF THIS CODE

       Deviations from our code of ethics will not be tolerated. Deviations will be subject to disciplinary action up to and Including termination of employment. The Company reserves other rights and remedies as well.
       Disciplinary action will be taken against any individual who is found to have authorized, condoned, participated in, or concealed actions that violate these standards. Action will also be taken against any individual who knowingly falsely accuses another employee of a violation of a law, policy or the Code of Ethics or raises any ethical or compliance issue under false pretenses. In addition, action will be taken against any supervisor who disregards or approves a violation, or who fails to prevent or report violations, and against supervisors who retaliate, directly or indirectly, or encourage others to retaliate against an employee who reports a violation of these standards.